EXHIBIT 99.1

TTM Technologies, Inc. Reports Record Fourth Quarter and Fiscal Year 2010 Results

SANTA ANA, Calif., Feb. 10, 2011 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today reported results for the fourth quarter and fiscal year 2010, ended December 31, 2010.

Fourth Quarter 2010 Highlights

  Net sales increased 6 percent sequentially to a record $377.9 million
  GAAP net income attributable to stockholders grew 14 percent sequentially to $33.0 million, or $0.41 per diluted share
  Non-GAAP net income attributable to stockholders increased sequentially 13 percent to $39.7 million, or $0.49 per diluted share
  Gross margin increased sequentially to 23.8 percent
  The combination with Meadville Holdings Ltd. was again highly accretive to GAAP earnings, adding more than $0.20 per diluted share in the fourth quarter

Fiscal Year 2010 Highlights

  Completed combination with Meadville on April 9, 2010
  Net sales increased to $1.2 billion
  GAAP net income attributable to stockholders grew to $71.5 million, or $1.01 per diluted share
  Non-GAAP net income attributable to stockholders increased to $105.5 million, or $1.49 per diluted share
  Gross margin increased to 21.5 percent

Financial Results

Net sales for the fourth quarter of 2010 increased to $377.9 million from $357.8 million in the third quarter of 2010.

Operating income for the fourth quarter of 2010 increased to $52.6 million from $45.7 million in the third quarter of 2010.

GAAP net income attributable to stockholders for the fourth quarter of 2010 was $33.0 million, or $0.41 per diluted share, compared to $29.1 million, or $0.36 per diluted share, for the third quarter of 2010. The results for both the third and fourth quarters of 2010 included foreign exchange gains that contributed approximately $0.02 per diluted share each quarter.

On a non-GAAP basis, net income attributable to stockholders for the fourth quarter of 2010 was $39.7 million, or $0.49 per diluted share. This compares to non-GAAP net income attributable to stockholders of $35.0 million, or $0.43 per diluted share, in the third quarter of 2010.

EBITDA for the fourth quarter of 2010 was $76.5 million, or 20.2 percent of net sales, compared to $66.9 million, or 18.7 percent of net sales, for the third quarter of 2010.

"Our better than expected results for the fourth quarter capped a remarkable year for TTM and demonstrate the continuing success of our strategic growth initiatives as well as the strength of our market position," said Kent Alder, President and CEO of TTM. "Strong demand for our advanced technology products, including PCBs used in touchpad tablets, networking equipment and smartphones, contributed to the record fourth quarter revenue and profitability. We continue to benefit from robust growth in our Asia Pacific operations and solid performance in our North America operations. Additionally, we are leveraging our global footprint, highly efficient operations and low cost structure to increase TTM's margins."

For the fiscal year 2010, the increase in sales, operating income, net income and EBITDA were primarily due to the combination with Meadville.

Net sales for fiscal year 2010 increased to $1.2 billion from $582.5 million in fiscal year 2009.

Operating income for fiscal year 2010 increased to $125.6 million from $18.5 million in fiscal year 2009.

GAAP net income attributable to stockholders for fiscal year 2010 was $71.5 million, or $1.01 per diluted share, compared to $4.9 million, or $0.11 per diluted share, for fiscal year 2009.

On a non-GAAP basis, net income attributable to stockholders for fiscal year 2010 was $105.5 million, or $1.49 per diluted share. This compares to fiscal year 2009 non-GAAP net income attributable to stockholders of $30.7 million, or $0.70 per diluted share.

EBITDA for fiscal year 2010 was $193.4 million, or 16.3 percent of net sales, compared to $42.0 million, or 7.2 percent of net sales, for fiscal year 2009.

Please refer to the tables below for a reconciliation between GAAP and non-GAAP net income attributable to stockholders as well as EBITDA.

"2010 was a milestone year for TTM," said Alder.  "We completed the transformative combination with Meadville, achieved record revenue and profitability, and generated strong cash flow to fund expansion. We made great strides in positioning TTM to take advantage of the growth in the global PCB market. As we enter 2011, we are excited about the multiple growth drivers we see for our business and believe we are well positioned for success as our momentum continues."

Business Outlook

The Company's guidance for the first quarter of 2011 reflects normal seasonality. For the first quarter of 2011, TTM estimates revenue will be in the range of $338 million to $358 million, GAAP earnings attributable to stockholders in a range from $0.27 to $0.36 per diluted share and non-GAAP earnings attributable to stockholders in a range from $0.35 to $0.44 per diluted share.

To Access the Live Webcast/Conference Call

The company will host a conference call and webcast to discuss the fourth quarter and fiscal year 2010 results and the first quarter 2011 outlook on Thursday, February 10, 2011, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

To listen to the live webcast, log on to the TTM Technologies website at www.ttmtech.com. To access the live conference call, dial 1-800-762-8795 or 1-480-248-5081.

To Access a Replay of the Webcast

The call will be available for replay until February 17, 2011, on TTM Technologies' website at www.ttmtech.com.

A telephone replay also will be available beginning two hours after the conclusion of the conference call. You may access the telephone replay by dialing 1-303-590-3030 or 1-800-406-7325 and entering confirmation code 4402248.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP net income attributable to stockholders and non-GAAP earnings per share attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures -- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt, asset impairment and restructuring charges, inventory adjustments, costs related to the Meadville Holdings transaction and miscellaneous closing costs as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the impact of the current economic crisis, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

The TTM Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5691

- Tables Follow -

TTM Technologies, Inc. Reports 2010 Fourth Quarter and Fiscal Year Results

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Fourth Quarter		Third Quarter	Full Year
	2010	2009	2010	2010	2009

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$ 377,859	$ 149,924	$ 357,813	$ 1,184,139	$ 582,476
Cost of goods sold	287,856	122,250	277,478	929,734	479,267

Gross profit	90,003	27,674	80,335	254,405	103,209

Operating expenses:
Selling and marketing	9,460	6,480	9,055	34,345	26,517
General and administrative	23,360	11,088	21,922	79,668	36,548
Amortization of definite-lived intangibles	4,613	860	3,653	13,678	3,440
Restructuring charges	(60)	481	--	389	5,490
Impairment of long-lived assets	--	2,125	--	766	12,761
Total operating expenses	37,373	21,034	34,630	128,846	84,756

Operating income	52,630	6,640	45,705	125,559	18,453

Interest expense	(6,373)	(2,802)	(6,690)	(22,255)	(11,198)
Interest income	145	111	164	505	467
Other, net	2,446	305	2,405	4,828	401

Income before income taxes	48,848	4,254	41,584	108,637	8,123
Income tax provision	(12,319)	(1,887)	(9,439)	(28,738)	(3,266)

Net income	36,529	2,367	32,145	79,899	4,857

Net income attributable to noncontrolling interest	(3,503)	--	(3,054)	(8,368)	--
Net income attributable to stockholders	$ 33,026	$ 2,367	$ 29,091	$ 71,531	$ 4,857

Earnings per share attributable to stockholders:
Basic	$ 0.41	$ 0.05	$ 0.36	$ 1.02	$ 0.11
Diluted	$ 0.41	$ 0.05	$ 0.36	$ 1.01	$ 0.11

Weighted average common shares:
Basic	80,139	43,172	80,059	70,220	43,080
Diluted	80,962	43,930	80,521	70,819	43,579

SELECTED BALANCE SHEET DATA
	December 31, 2010	December 31, 2009
Cash and cash equivalents	$ 216,078	$ 94,347
Short-term investments	--	1,351
Restricted cash	--	120,000
Accounts and notes receivable, net	288,579	89,519
Inventories	135,385	60,153
Total current assets	670,845	382,559
Property, plant and equipment, net	738,529	88,577
Other non-current assets	346,270	71,922
Total assets	1,755,644	543,058

Current portion long-term debt	67,123	--
Accounts payable	204,974	37,867
Total current liabilities	412,546	59,447
Debt, net of discount	458,278	139,882
Total long-term liabilities	510,369	142,694
Noncontrolling interest	104,474	--
Total stockholders' equity	832,729	340,917
Total liabilities and stockholders' equity	1,755,644	543,058

SUPPLEMENTAL DATA
	Fourth Quarter		Third Quarter	Full Year
	2010	2009	2010	2010	2009
Gross margin	23.8%	18.5%	22.5%	21.5%	17.7%
EBITDA margin	20.2	8.4	18.7	16.3	7.2
Operating margin	13.9	4.4	12.8	10.6	3.2

End Market Breakdown:
	Fourth Quarter		Third Quarter
	2010	2009	2010

Aerospace/Defense	16%	42%	17%
Cellular Phone	12	--	11
Computing/Storage/Peripherals	22	10	21
Medical/Industrial/Instrumentation	8	9	9
Networking/Communications	37	38	36
Other	5	1	6

Stock-based Compensation:
	Fourth Quarter		Third Quarter
	2010	2009	2010
Amount included in:
Cost of goods sold	$ 308	$ 412	$ 309
Selling and marketing	107	134	104
General and administrative	1,839	1,021	1,241
Total stock-based compensation expense	$ 2,254	$ 1,567	$ 1,654

Operating Segment Data:
	Fourth Quarter		Third Quarter
Net sales:	2010	2009	2010
Asia Pacific	$ 224,680	$ --	$ 211,463
North America	156,421	149,924	148,263
Total sales	381,101	149,924	359,726
Inter-segment sales	(3,242)	--	(1,913)
Total net sales	$ 377,859	$ 149,924	$ 357,813

Operating segment income:
Asia Pacific	$ 38,257	$ --	$ 32,211
North America	18,986	7,500	17,147
Total operating segment income	57,243	7,500	49,358
Amortization of definite-lived intangibles	(4,613)	(860)	(3,653)
Total operating income	52,630	6,640	45,705
Total other expense	(3,782)	(2,386)	(4,121)
Income before income taxes	$ 48,848	$ 4,254	$ 41,584

RECONCILIATIONS[1]
	Fourth Quarter		Third Quarter	Full Year
	2010	2009	2010	2010	2009
EBITDA reconciliation[2]:
Net income	$ 36,529	$ 2,367	$ 32,145	$ 79,899	$ 4,857
Add back items:
Income tax provision	12,319	1,887	9,439	28,738	3,266
Interest expense	6,373	2,802	6,690	22,255	11,198
Amortization of definite-lived intangibles	4,643	889	3,682	13,795	3,567
Depreciation expense	16,633	4,649	14,932	48,747	19,140
EBITDA	$ 76,497	$ 12,594	$ 66,888	$ 193,434	$ 42,028

Non-GAAP EPS reconciliation[3]:
GAAP net income attributable to stockholders	$ 33,026	$ 2,367	$ 29,091	$ 71,531	$ 4,857
Add back items:
Amortization of definite-lived intangibles	4,643	889	3,682	13,795	3,567
Stock-based compensation	2,254	1,567	1,654	6,914	6,265
Non-cash interest expense	2,189	1,410	2,187	7,744	5,469
Impairment, restructuring and other charges	(54)	6,770	467	17,749	27,868
Income tax effects	(2,389)	(4,718)	(2,113)	(12,222)	(17,357)
Non-GAAP net income attributable to stockholders	$ 39,669	$ 8,285	$ 34,968	$ 105,511	$ 30,669

Non-GAAP earnings per diluted share attributable to stockholders	$ 0.49	$ 0.19	$ 0.43	$ 1.49	$ 0.70

[1] This information provides a reconciliation of EBITDA, non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders to the financial information in our consolidated statements of operations.

[2] EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. We present EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our EBITDA because we believe that investors and securities analysts will find EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

[3] This information provides non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures -- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), asset impairment and restructuring charges, inventory write-down related to facility closures, inventory fair value adjustment, costs related to the Meadville Holdings transaction and miscellaneous closing costs as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.
CONTACT: Steve Richards, CFO
         714-327-3000